ADVENTRX PHARMACEUTICALS REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Conference call scheduled for 1:30 p.m. (Pacific); simultaneous webcast at www.adventrx.com

SAN DIEGO – August 2, 2007 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases, today announced financial results for the three-month and six-month periods ended June 30, 2007.

Second Quarter 2007 Operating Results

ADVENTRX’s net loss was $5.7 million, or $0.06 per share, for the three-month period ended June 30, 2007, compared to a net loss of $15.2 million, or $0.21 per share, for the same period in 2006. Included in the loss for the three-month period ended June 30, 2007 was non-cash, share-based compensation expense amounting to $622,000, compared to $356,000 for the same period a year ago. Included in the loss for the three-month period ended June 30, 2006 was $10.4 million of in-process research and development expense recorded in connection with the acquisition of SD Pharmaceuticals and eight of its product candidates.

“The Company’s progress in the first half of the year has now set the stage for several important milestones,” stated Evan M. Levine, chief executive officer of ADVENTRX. “Key upcoming events in the second half of the year include Phase 2b clinical trial results for CoFactor, pivotal study results for ANX-530 and the planned initiation of a clinical study of ANX-201.”

Research and development, or R&D, expenses increased by $1.0 million, or 31%, to $4.2 million for the three-month period ended June 30, 2007 from $3.2 million for the same period a year ago. The increase in R&D expenses was primarily due to a $485,000 increase in external clinical development costs for ANX-510, or CoFactor®, and ANX-530 (vinorelbine emulsion), and a $463,000 increase in R&D personnel and related costs. R&D expenses for the three-month period ended June 30, 2007 included non-cash, share-based compensation expense amounting to $250,000, compared to $124,000 for the same period a year ago.

Selling, general and administrative, or SG&A, expenses increased by $252,000, or 14%, to $2.0 million for the three-month period ended June 30, 2007 from $1.8 million for the same period a year ago. The increase in SG&A expenses was primarily due to a $349,000 increase in SG&A personnel and related costs; partially offset by a $235,000 decrease in patent-related legal fees. SG&A expenses for the three-month period ended June 30, 2007 included non-cash, share-based compensation expense amounting to $372,000, compared to $232,000 for the same period a year ago.

Interest income amounted to $576,000 for the three-month period ended June 30, 2007, compared to $252,000 for the same period a year ago.

Effective January 1, 2007, the Company adopted FASB Staff Position on No. EITF 00-19-2, Accounting for Registration Payment Arrangements, or FSP EITF 00-19-2. Pursuant to FSP EITF 00-19-2, the Company determined that no contingent liability was required to be recognized as of June 30, 2007 relating to a class of warrants issued in July 2005 that contained a registration payment arrangement, and accordingly, the carrying amount of the warrant liability that had been reported in previous periods was eliminated. In applying the new method retrospectively, the comparative financial statements of prior periods have been adjusted to eliminate the fair value of the warrant liability.

Balance Sheet Highlights
As of June 30, 2007, the Company had cash, cash equivalents and investments in securities totaling $43.7 million, including cash and cash equivalents of $16.7 million and short-term investments in securities of $27.0 million. Stockholders’ equity amounted to $40.8 million as of June 30, 2007.

First Half 2007 Operating Results
The net loss for the first six months of 2007 was $10.8 million, or $0.12 per share, compared to $19.2 million, or $0.28 per share, for the same period a year ago. Included in the loss for the first six months of 2006 was $10.4 million of in-process research and development expense recorded in connection with the acquisition of SD Pharmaceuticals.

R&D expenses were $7.6 million for the first six months of 2007, compared to $5.7 million for the same period a year ago. The increase in R&D expenses for 2007 was primarily related to a $968,000 increase in R&D personnel and related costs, a $486,000 increase in external clinical study fees and expenses related to CoFactor and ANX-530, and a $452,000 increase in external preclinical study fees and expenses mostly related to ANX-201 (thiophosphonoformate).

SG&A expenses were $4.8 million for the first six months of 2007, compared to $3.5 million for the same period a year ago. The increase in SG&A expenses for 2007 was primarily related to a $960,000 increase in SG&A personnel and related costs and a $125,000 increase in professional and consulting fees related to market research for our product candidates and investor relations.

Revenue of $500,000 in the first six months of 2007 represented a license fee earned from licensing ANX-211 (chitosan gel), compared to no revenue for the comparable period in 2006.

Conference Call and Webcast
Management will host a conference call with a simultaneous webcast that will take place on Thursday, August 2 at 1:30 P.M. Pacific/4:30 P.M. Eastern to discuss the second quarter of 2007. Evan M. Levine, Chief Executive Officer, and Gregory P. Hanson, Senior Vice President and Chief Financial Officer, are scheduled to lead the call and will be joined by other members of the Company’s senior management team. The webcast will be available live via the Internet by accessing ADVENTRX’s web site at www.adventrx.com under “Investors” or by telephone at (877) 704-5386 (domestic) or (913) 312-1302 (international). Replays of the webcast will be available for 30 days, and a phone replay will be available through September 2, 2007 by dialing 888-203-1112 and entering the passcode 7724051.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing proprietary product candidates for the treatment of cancer and infectious diseases. The Company seeks to improve the performance and safety of existing treatments by addressing significant problems, such as drug metabolism and bioavailability, excessive toxicity and treatment resistance. The Company’s lead product candidate CoFactor, is in Phase 3 and Phase 2b clinical trials for the treatment of metastatic colorectal cancer, as well as in a Phase 2 clinical trial for the treatment of advanced breast cancer. More information can be found on ADVENTRX’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals and milestones; the ability to timely enroll subjects in ADVENTRX’s current and anticipated clinical trials; the timing and success of clinical trials; the potential for CoFactor and ADVENTRX’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all; the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing and marketing of CoFactor and ADVENTRX’s other product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the scope and validity of patent protection for CoFactor and ADVENTRX’s other product candidates; adverse side effects or inadequate therapeutic efficacy of CoFactor or ADVENTRX’s other product candidates; the risk that preclinical results are not indicative of the success of subsequent clinical trials and that products will not perform as preclinical and clinical data suggest or as otherwise anticipated; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.

Contact:
Investors – ADVENTRX Pharmaceuticals, Inc.
Ioana C. Hone
858-552-0866

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc. and Subsidiaries
(A Development Stage Enterprise)
Summary Condensed Consolidated Financial Information
(In 000s except for per share data)

Consolidated Statement of Operations
Data:	Quarters Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$—	$—	$500	$—
Operating expenses:
Research and development	4,240	3,234	7,624	5,718
Selling, general and administrative	2,006	1,755	4,816	3,490
Depreciation and amortization	53	41	105	78
In-process research and development	—	10,422	—	10,422

Total operating expenses	6,299	15,452	12,545	19,708

Loss from operations	(6,299)	(15,452)	(12,045)	(19,708)
Interest income	576	252	1,198	489

Loss before income taxes	(5,723)	(15,200)	(10,847)	(19,219)
Provision for income taxes	—	—	—	—

Net loss	$(5,723)	$(15,200)	$(10,847)	$(19,219)

Net loss per share – basic and diluted	$(0.06)	$(0.21)	$(0.12)	$(0.28)

Weighted average shares – basic and diluted	89,707	71,215	89,692	69,604

Balance Sheet Data:
	June 30, 2007	December 31, 2006

	(Unaudited)
Total cash and investments in securities	$43,719	$51,745
Net working capital	40,354	49,889
Total assets	44,945	52,798
Total liabilities	4,189	2,484
Stockholders’ equity	40,757	50,314